Exhibit 5

October 10, 2008

Nu Horizons Electronics Corp.
70 Maxess Road
Melville, New York 11747

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the filing by Nu Horizons Electronics Corp. (the “Corporation”) of a Registration Statement on Form S-8 with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of an additional 750,000 shares of the Corporation’s Common Stock, $.0066 par value per share (the “Common Stock”), in connection with the Corporation’s 2002 Key Employee Stock Incentive Plan (the “Key Employee Plan”) and an additional 400,000 shares of Common Stock in connection with the Corporation’s 2002 Outside Directors’ Stock Option Plan (the “Outside Directors’ Plan”).

As counsel for the Corporation, we have examined its corporate records, including its Certificate of Incorporation, as amended, By-Laws, its corporate minutes, the form of its Common Stock certificate, the Plan, related documents under the Key Employee Plan and Outside Directors’ Plan and such other documents as we have deemed necessary or relevant under the circumstances.

Based upon our examination, we are of the opinion that:

1. The Corporation is duly organized and validly existing under the laws of the State of Delaware.

2. There have been reserved for issuance by the Board of Directors of the Corporation an additional 750,000 shares of its Common Stock in connection with the Key Employee Plan and an additional 400,000 shares of its Common Stock in connection with the Outside Directors’ Plan. The shares of the Corporation’s Common Stock, when issued pursuant to the Key Employee Plan and Outside Directors’ Plan, will be validly authorized, legally issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement as counsel of the Corporation, and we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Farrell Fritz, P.C.
FARRELL FRITZ, P.C.